Exhibit 4.65

Execution Version

SIDE LETTER AGREEMENT

December 14, 2023

This Letter Agreement (this “Letter Agreement”) is being entered into by and among Vast Renewables Limited, an Australian public company limited by shares (f/k/a Vast Solar Pty Ltd) (the “Company”), Nabors Lux 2 S.a.r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (“Nabors Lux”), Nabors Energy Transition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Nabors Energy Transition Corp., a Delaware corporation (“NETC”), and Nabors Corporate Services, Inc., a Delaware corporation (“Nabors Corporate”), to set forth certain agreements of the parties hereto related to the transactions contemplated by that certain (i) Business Combination Agreement, dated as of February 14, 2023, by and among NETC, the Company, Neptune Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, the Sponsor (solely with respect to Sections 5.20, 7.10(a) and 7.16 thereto), and Nabors Industries Ltd. (solely with respect to Sections 7.8(d) and 7.18 thereto) (as amended, modified, supplemented or restated from time to time, the “BCA” and the transaction contemplated therein, the “Business Combination”), (ii) Support Agreement, dated as of February 14, 2023, by and among the Sponsor, Nabors Lux, NETC and NETC’s independent directors (as amended, modified, supplemented or restated from time to time, the “Support Agreement”) and (iii) Backstop Agreement, dated as of October 19, 2023, by and between Nabors Lux and the Company (as amended, modified, supplemented or restated from time to time, the “Backstop Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the BCA.

WHEREAS, prior to the transactions contemplated by this Letter Agreement, the Sponsor holds 6,725,000 of the shares of Class F common stock, par value $0.0001 per share, of NETC (“Class F Shares”);

WHEREAS, pursuant to Section 3.1(c)(ii)(B) of the BCA, Section 1.9 of the Support Agreement, and Section 1.04 of the Backstop Agreement, all Class F Shares and all shares of Class B common stock, par value $0.0001 per share, of NETC issued and outstanding and held by the Sponsor immediately prior to the Effective Time were intended to be collectively exchanged for 4,325,000 validly issued and fully paid Company Shares and the right to receive up to 2,400,000 additional Company Shares (the “Sponsor Earnout Shares”) upon the satisfaction of certain Company Share price targets;

WHEREAS, at the Effective Time, pursuant to Section 3.1(c)(ii)(D) of the BCA, each Class F Share issued and outstanding and not held by the Sponsor immediately prior to the Effective Time shall be exchanged for a number of Company Shares equal to the Exchange Ratio;

WHEREAS, concurrently with or following the execution and delivery of this Agreement, the Company and NETC are entering into Non-Redemption Agreements (collectively, the “NRAs”) with certain investors, pursuant to which, among other things, the Company will agree to issue to such investors Company Shares following the closing of the Business Combination (the “Closing”);

WHEREAS, as of the date hereof, the Sponsor desires to distribute 4,325,000 of the Class F Shares held by it to direct or indirect holders of equity interests in the Sponsor (the “Distributions” and such transferees, the “Member Transferees”) and, immediately following the Distributions, certain Member Transferees will further transfer a portion of the Founder Shares such Member Transferee receives in the Distributions to certain recipients (the recipients of any such transfer, the “Recipients”) in up to the amount set forth opposite each Member Transferee’s name on Exhibit A hereof (collectively, the “Subsequent Transfers”);

WHEREAS, the parties hereto intend that, at the Effective Time and after giving effect to the Distributions and the Subsequent Transfers, (i) the Class F Shares held by the Member Transferees (and any Recipient which holds Class F Shares as a result of a Subsequent Transfer) other than Nabors Lux collectively be exchanged for 2,376,161 validly issued and fully paid Company Shares, (ii) the Class F Shares held by Nabors Lux collectively be exchanged for a number of Company Shares equal to (x) 2,378,750 less (y) the aggregate number of Class F Shares transferred by Nabors Lux to one or more Recipients following the Distributions less (z) the aggregate number of Company Shares that will be issued by Vast following the Closing pursuant to the NRAs, provided that the total number of Company Shares issued to Nabors Lux in exchange for Class F Shares shall not exceed 1,948,839 and (iii) the Class F Shares held by the Sponsor be exchanged for the right to receive the Sponsor Earnout Shares;

WHEREAS, NETC, the Company and the Sponsor desire to amend the Support Agreement as set forth herein and in accordance with Section 3.3 of the Support Agreement, which provides that the Support Agreement may be amended by a written agreement executed by NETC, the Company and the Sponsor; and

WHEREAS, (i) NETC and the other parties to the Letter Agreement, dated as of November 16, 2021 (the “IPO Letter Agreement”), by and among NETC, the Sponsor, Nabors Lux and each of the individual party thereto, desire to waive certain transfer restrictions set forth in Section 7(a) and 7(c) of the IPO Letter Agreement with respect to the transfer of Founder Shares contemplated by the Distributions and the Subsequent Transfers (the “IPO Letter Waiver”), and (ii) Section 1.5(b) of the Support Agreement provides that the Sponsor, Nabors Lux and the individual parties to the Support Agreement (the “Directors”) may not amend or modify the IPO Letter Agreement in any material respect, subject to limited circumstances provided in the Support Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Nabors Corporate, in its capacity as the manager of the Sponsor, shall cause the Sponsor to distribute to each of its direct members their respective pro rata portion of 4,325,000 Class F Shares held by the Sponsor (the “Sponsor Distribution”) prior to the Closing.

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2.            The Company, NETC and the Sponsor hereby acknowledge and agree that, at the Effective Time, by virtue of the Merger:

(a)            subject to Section 5 hereof, each Founder Share held by Sponsor’s direct and indirect transferees immediately prior to the Effective Time and following the Distributions and the Subsequent Transfers shall be exchanged for a number of Company Shares equal to the Exchange Ratio pursuant to Section 3.1(c)(ii)(D) of the BCA, and the Sponsor hereby acknowledges and agrees that 1,500,000 Company Shares issued to such Persons pursuant to such exchange shall be deemed to be issued in satisfaction Vast’s obligation to issue 1,500,000 Company Shares to the Sponsor pursuant to Section 3.1(c)(vi) of the BCA and Section 1.04 of the Backstop Agreement; and

(b)            notwithstanding Section 3.1(c)(ii)(B) of the BCA, the 2,400,000 Founder Shares held by the Sponsor after giving effect to the Distributions and Subsequent Transfers shall be collectively exchanged for the right to receive the Sponsor Earnout Shares in accordance with the Support Agreement.

3.            The Company hereby consents to the consummation of the Distributions and Subsequent Transfers and irrevocably waives any and all restrictions set forth in Section 1.2 of the Support Agreement with respect to the transfer of Class F Shares contemplated by the Distributions and Subsequent Transfers, including with respect to the requirement that permitted transferees enter into a written agreement agreeing to assume all of the obligations under the Support Agreement, as such restrictions apply to the Sponsor, Nabors Lux or NETC.

4.            The Company hereby irrevocably waives any and all restrictions set forth in Section 1.5(b) of the Support Agreement with respect to the IPO Letter Waiver, as such restrictions apply to the Sponsor, Nabors Lux or the Directors.

5.            Nabors Lux and the Company agree that, notwithstanding anything in the BCA and Section 2(a) hereof to the contrary, at the Effective Time, by virtue of the Merger, the Founder Shares held by Nabors Lux immediately prior to the Effective Time and after giving effect to the Distribution shall collectively be exchanged for a number of Company Shares equal to (x) 2,378,750 less (y) the aggregate number of Class F Shares transferred by Nabors Lux to one or more Recipients following the Distributions in one or more Subsequent Transfers less (z) the aggregate number of Company Shares that will be issued by Vast following the Closing pursuant to the NRAs, provided that the total number of Company Shares issued to Nabors Lux in exchange for Class F Shares shall not exceed 1,948,839. For the avoidance of doubt, nothing in this Letter Agreement shall be construed to limit Vast’s obligation to issue to Nabors Lux (a) 350,000 Company Shares pursuant to Section 3.1(c)(v) of the BCA and Section 1.03 of the Backstop Agreement, (b) an aggregate of 1,470,588 Company Shares pursuant to subscription agreements, dated February 14, 2023, February 14, 2023 and October 19, 2023, between the Company and Nabors Lux and (c) a number of Company Shares in accordance with the terms and conditions of Section 1.01 of the Backstop Agreement.

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6.            NETC, the Company and the Sponsor agree that, effective as of the date hereof, the Support Agreement is hereby amended by inserting the following sections after Section 1.9(g) of the Support Agreement as new Sections 1.9(h) and 1.9(i) of the Support Agreement:

“(h) Notwithstanding anything herein to the contrary, if, prior to any issuance of Sponsor Earnout Shares pursuant to Section 1.9 hereof, if the Sponsor has distributed or transferred the right to receive any Sponsor Earnout Shares to its direct or indirect holder of equity interests, then, (i) if any Sponsor Earnout Shares become issuable pursuant to the applicable provisions of Section 1.9 hereof, each such holder, in lieu of the Sponsor, shall be entitled to receive such holder’s pro rata share of the aggregate number of Sponsor Earnout Shares otherwise issuable to the Sponsor pursuant to this Section 1.9 (provided that, prior to such issuance, Nabors Corporate Services, Inc., a Delaware corporation (“Nabors Corporate”), shall deliver to the Company written instructions setting forth the number of Sponsor Earnout Shares each such holder is entitled to receive pursuant to this Section 1.9(h) and the Company shall be entitled to rely on such instructions in connection with making any such issuance of Sponsor Earnout Shares; provided further, that, if the Sponsor or Nabors Corporate notifies the Company that the Sponsor has made any distribution or transfer of the right to receive any Sponsor Earnout Shares to its direct or indirect holder of equity interests, the Company shall not issue any Sponsor Earnout Shares prior to receiving such written instruction from Nabors Corporate) and (ii) the provisions of Sections 1.9(b)-(g) shall apply to any such holders to the fullest extent such provisions are applicable to the Sponsor, mutatis mutandis.

(i) Each of the Company and the Sponsor hereby acknowledges and agrees that Nabors Corporate is an express third-party beneficiary of Sections 1.9(b)-(h) of this Agreement and Nabors Corporate shall have the right to (i) directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) Sections 1.9(b)-(h) of this Agreement against the Company on behalf of the Sponsor or any transferee of the Sponsor described in Section 1.9(h) and (ii) exercise all rights of the Sponsor under this Agreement (including, for the avoidance of doubt, amending this Agreement in accordance with Section 3.3 on behalf of the Sponsor) as if it were an original party to this Agreement.”

7.            This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Support Agreement, the BCA and the Backstop Agreement. The provisions of Sections 9.5 (Waiver), 10.3 (Severability), 10.5 (Parties in Interest), 10.6 (Governing Law), 10.7 (Waiver of Jury Trial), 10.9 (Counterparts), 10.10 (Specific Performance) and 10.11 (No Recourse) of the BCA, as in effect as of the date hereof, shall apply to this Letter Agreement, mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have each caused this Letter Agreement to be duly executed as of the date first written above.

NABORS ENERGY TRANSITION CORP.

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

NABORS ENERGY TRANSITION SPONSOR LLC

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

NABORS LUX 2 S.A.R.L.

By:	/s/ Henricus Reindert Petrus Pollmann
Name:	Henricus Reindert Petrus Pollmann
Title:	Type A Manager

NABORS CORPORATE SERVICES, INC.

By:	/s/ Michael Rasmuson
Name:	Michael Rasmuson
Title:	Senior Vice President, General Counsel & Chief Compliance Officer

Signature Page To Side Letter

VAST RENEWABLES LIMITED

By:	/s/ Craig Wood
Name:	Craig Wood
Title:	Chief Executive Officer

Signature Page To Side Letter

Exhibit A

Exhibit A to Side Letter